Exhibit 99.2

News Release

Investor Contact:
Mark Lamb
Director – Investor Relations	FOR RELEASE:
(425) 519-4034	5:00 AM Pacific/8:00 AM Eastern
markl@onyx.com	Thursday, October 28, 2004

Onyx Software Founder Completes Leadership Transition

BELLEVUE, Wash — Onyx® Software Corporation today announced that founder Brent Frei has resigned from the company following the completion of the CEO leadership transition initiated earlier this year. Frei continues to serve on Onyx Software’s Board of Directors.

In 1994 Frei co-founded Onyx. Over the last decade he led the company as it introduced one of the first unified Customer Relationship Management (CRM) suites, developed a strong corporate culture focused on customer success, and grew the customer roster to include over one thousand organizations around the globe.

“From the company’s beginning in his basement to his boardroom contributions today, Brent has made an indelible impact on Onyx Software for which the entire company is appreciative,” said Janice P. Anderson, Chair and Chief Executive Officer of Onyx Software. “Brent deserves credit for driving the excellence in technology and customer success focus that is ingrained in Onyx Software’s culture,” she added.

About Onyx Software

Onyx Software Corporation (Nasdaq: ONXS), a worldwide leader in delivering successful CRM, offers a fast, cost-effective, easy to use solution that shares critical information among employees, customers and partners through three role-specific, Web services-based portals. The Onyx approach delivers real-world success by aligning CRM technology with business objectives, strategies and processes. Companies rely on Onyx across multiple departments to create a superior customer experience and a profitable bottom line. Onyx serves customers worldwide in a variety of industries, including financial services, healthcare, high technology and the public sector. Customers include Amway, United Kingdom lottery operator Camelot, Delta Dental, Microsoft Corporation, Mellon Financial Corporation, The Regence Group, State Street Corporation and Suncorp. More information can be found at (888) ASK-ONYX, info@onyx.com or http://www.onyx.com/.

Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.